EXHIBIT 23.3



             CONSENT OF DELOITTE & TOUCHE LLP, INDEPENDENT AUDITORS



We consent to the incorporation by reference in this Registration Statement of Columbus McKinnon Corporation on Form S-3, of our report dated August 24, 1998 with respect to the consolidated financial statements of GL International, Inc. and subsidiaries appearing in the Annual Report of Columbus McKinnon Corporation on Form 10-K for the year ended March 31, 1999 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



/s/ Deloitte & Touche LLP
Tulsa, Oklahoma
July 22, 1999